SUBSCRIPTION AGREEMENT
                      ----------------------
                           OF RAFAEL NIN
                           -------------


          THIS AGREEMENT, made and entered into as of this thirtieth (30th)

day  of  December,  1996,  by  and  between PEPSI-COLA PUERTO RICO BOTTLING

COMPANY, a corporation organized and  existing  under the laws of the State of Delaware (hereinafter referred to as the "Corporation")  and RAFAEL NIN,

of legal age, the President and Chief Executive officer of the  Corporation and  resident  of  San  Juan,  Puerto Rico (hereinafter referred to as  the

"Subscriber").


                       W I T N E S S E T H:
                       - - - - - - - - - -

          WHEREAS, the Corporation has adopted a Stock Option Plan dated as of December 30, 1996 (the "Plan"), whereby it may grant options to purchase shares of Class B stock of the Corporation  ("Class  B  Stock")  to its key members of management; and,

          WHEREAS, pursuant to resolutions of the Board of Directors of the

Corporation  approved October 15, 1996 (the "Resolutions"), the Corporation

granted the Subscriber  with  options  to  purchase  (the  "Options") up to

190,000  shares of Class B stock (the "Class B Stock") of the  Corporation;

and,

          WHEREAS,  pursuant to the Resolutions, the Options granted to the

Subscriber vested immediately upon their grant; and,

          WHEREAS, the parties hereto wish to enter into this Agreement for purposes of evidencing  the right of Subscriber to purchase and request the subscription of the Option Shares;

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          NOW, THEREFORE,  in  consideration  of  the  mutual  promises and covenants  herein  contained and for other good and valuable consideration,

it is hereby mutually agreed as follows:

          Section 1.     PREAMBLE.   The  preamble  to  this  Agreement  is

hereby made an integral part hereof.

          Section 2.     THE  PLAN.   Reference is hereby made to the Plan,

under which the Options were granted.   All  provisions  therein  contained

relating  to  the  representations  and  warranties  of the Participant (as therein defined) and the conditions of the transferability  of  Shares,  as well  as  provisions  relating to rights of the Subscriber as a Participant thereunder shall be deemed  and  are  hereby incorporated to this Agreement and shall extend and be applicable to this Agreement.

          Section 3.     SUBSCRIPTION.   The  Corporation hereby grants the

Subscriber the right to subscribe to One Hundred  Ninety Thousand (190,000)

shares  of Class B Stock of the Corporation (the "Shares"),  having  a  par value of  One  Cent  ($0.01)  per  share,  free  and clear of all liens and encumbrances, fully paid and nonassessable, for a  purchase  price  of Five

Dollars  ($5)  per share (the "Purchase Price") [payable at the closing  of the purchase of  the  Shares  (the "Closing") which shall take place on the date no later than thirty (30)  days  from  the  date  of  exercise  of the

Options  by  Subscriber (the "Closing Date")].  The Shares shall be subject to the provisions  of  the Certificate of Incorporation of the Corporation,

as amended and restated under that certain Amended and Restated Certificate of Incorporation dated August 24, 1995, and as it may be further amended in the future (the "Certificate  of  Incorporation"),  and to the terms of the

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Plan, and any transfers of the Shares by the Subscriber are subject to such provisions.  The Shares shall be shares of Class B Stock of the Corporation and, when issued and delivered pursuant to the terms hereof, shall be fully paid  and nonassessable, subject to all the terms and  conditions  of  this

Agreement.

          Section 4.     CLOSING;  RIGHTS  AS SHAREHOLDER.  The Closing for

the purchase of the Shares shall be held at  the  place  and  on  the  date agreed  by  the  parties hereto.  At the Closing the Purchase Price must be paid  in  full.  Until  such  time  the  Shares  shall  not  be  considered

subscribed   or   issued  for  any  corporate  purpose.   Accordingly,  the

Subscriber, as such,  shall  not  be,  and  not  have  any of the rights or privileges  of a shareholder of the Corporation in respect  of  any  Shares unless and until  such Shares shall have been subscribed by Subscriber, and delivered by the Corporation  to  the  Subscriber  in  accordance with this

Agreement.

          Section 5.     TERM.   Any  provision  herein  to   the  contrary

notwithstanding,  this Agreement, and the rights of Subscriber to  purchase the Shares shall be  in  force for a period of ten (10) years from the date hereof.  If at the end of  such period the Subscriber has not exercised its right to purchase the Shares  hereunder by notice to the Corporation as set forth in Section 7 hereof, this  Agreement shall terminate and no longer be in force.

          Section 6.     LEGEND.   All  stock certificates representing the

Shares shall bear on their face the following legend:

          "The sale, transfer or other hypothecation or disposition of the shares of stock represented by this Certificate is

                                      3

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          prohibited  except   as   provided  in  the  Certificate  of
          Incorporation, as amended, of the issuing Corporation, and in the agreement for the purchase of such stock, a copy of
          which   can   be  examined  upon  request  to  the   Issuing
          Corporation.

          The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be sold or otherwise transferred in the absence of (i) an effective registration statement for the shares under the Act, or (ii) an opinion of counsel satisfactory to the Corporation that registration is not required under the Act."

          Section 7.     NOTICES.   All  notices   required   to  be  given

hereunder shall be made via registered or certified mail, postage  prepaid,

return  receipt  requested  or  delivered by hand and shall be deemed given upon receipt by the party to whom  addressed  at  the corresponding address set forth below:

          IF TO:

          Pepsi-Cola Puerto Rico Bottling Company
          PO Box 191709
          San Juan, Puerto Rico  00919-1709

          Tel: (787) 251-2000
          Fax: (787) 251-2977

          Attention:  Mr. C. Leon Timothy

          IF TO:

          Rafael Nin
          Cervantes No. 1
          Apt. 2
          Condado
          San Juan, Puerto Rico

          Section 8.     MISCELLANEOUS.  (a) The waiver  of  any  breach or

default  of  any term or provision of this Agreement in one instance  shall not be deemed a waiver of any breach or default in any other instance.

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

               (b)  The  parties  hereto  agree to execute whatever further documents shall be necessary to effectuate the purposes of this Agreement.

               (c)  All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of  the  parties hereto, and their respective heirs, legal representatives, successors and assigns.

               (d)  This Agreement shall be governed  by and interpreted in accordance with the Laws of the Commonwealth of Puerto Rico.

               (e)  This Agreement may be executed in counterparts  each of which  shall  be  deemed  an  original  but  all  of  which  together shall constitute but one and the same instrument.

               (f)  The   rights  herein  granted  to  the  Subscriber   to

subscribe to and purchase the Shares may not be assigned or conveyed to any person or persons without the  prior  written  consent  of the Corporation,

except as otherwise permitted hereunder.


          IN  WITNESS  WHEREOF,  the  parties hereto have hereunto  affixed their signatures on the day and year first above written.


CORPORATION                             SUBSCRIBER

PEPSI-COLA PUERTO RICO
BOTTLING COMPANY


By:_________________________            ______________________________
                                                Rafael Nin

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